Exhibit 99.1

For Immediate Release	Contact Information
August 4, 2003	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Reports Second-Quarter Results; Announces $16 Million Private Placement Of Common and Preferred Stock

     SAN ANTONIO - August 4, 2003 - The Exploration Company (Nasdaq:TXCO) today reported results for the second quarter and first half of 2003. Separately, the Company announced the private placement of common stock and a preferred stock issue.

     TXCO's revenues for the second quarter set a new quarterly record of $9.9 million, a 142 percent increase from $4.1 million reported for second-quarter 2002. Net income for the period was $9,588 or $0.0005 per diluted share, compared with $542,647 or $0.03 per diluted share, a year earlier.

     For the first half, revenues were $19 million, more than triple the $6 million reported in 2002's first half. Net income was $734,123 or $0.04 per diluted share, compared with a net loss of $173,579 or $0.01 diluted per share in the first six months of 2002.

     Net cash provided in operating activities in the first half was $11.3 million, a 460 percent increase from $2 million for the first half of 2002. Depreciation, depletion and amortization increased to $4.5 million in the first half from $1.9 million in first-half 2002 due primarily to increased production volumes and a higher number of wells, added both by drilling and the Pena Creek Field acquisition late in the first half of 2002. General and administrative costs were $1.6 million compared with $815,560 in the first half of 2002 due primarily to higher staffing levels consistent with the Company's higher levels of sustained operations.

Production/Drilling

     TXCO produced 223,694 barrels of oil equivalent (BOE) in the April-June period, a 31 percent increase over second-quarter 2002, marking the Company's second-highest quarterly production ever. Oil made up 63 percent of second-quarter production, compared with 38 percent a year earlier. For the half, production was 396,690 BOE, a 33 percent increase from 297,240 BOE produced in the first half of 2002. The Company exited the second quarter producing 2,986 BOE per day, a 27 percent increase from the 2002 exit rate.

- More -

     TXCO continued its aggressive drilling program during the second quarter, participating in 21 new wells. At the end of July, 10 of these wells were on production, seven were under completion and four were being evaluated. In the first half, TXCO participated in 42 wells. By comparison, the Company participated in 37 wells during all of 2002. Six rigs were working on the Company's Maverick Basin lease block at the end of July.

     Late in the second quarter, TXCO and its operating partner, Saxet Energy Ltd., completed the Comanche 4-111H, the second horizontal well to the promising Glen Rose porosity interval. The well started production at 1,380 barrels of oil per day (BOPD) and no water. Approximately 48,000 barrels of water were lost in the formation while the well was drilled horizontally with a 4,300-foot lateral through the producing formation's oil-bearing zone. The well currently is producing approximately 500 BOPD and 550 barrels of water per day (BWPD). Approximately 12,000 barrels of water have been recovered to date. Since this is only 25 percent of the water lost while drilling, it is too early to determine whether the well is producing formation water. The field's first horizontal well, the Comanche 3-111H, went on production in April and currently produces approximately 400 BOPD and 620 BWPD. Since late June, both wells have begun experiencing greater water production and reduced oil production. The operator is conducting tests to determine the water's source.

     Production began in mid July on a third proposed horizontal well, the Comanche 1-117H, at approximately 100 BOPD and 190 BWPD. This well was not completed horizontally because it began flowing significant oil while drilling the curve for the lateral. Meanwhile, drilling began in late July on two additional horizontal wells targeting the porosity interval. Production from the Comanche Halsell (6500) Field currently averages approximately 2,910 BOPD and 8,660 BWPD from 14 producing wells. Seven wells remain shut-in and under evaluation as horizontal recompletion candidates.

     The Pena Creek Field remains a center of activity as TXCO continues its successful infill drilling program. During the first half, 16 Pena Creek wells were drilled, including eight in the second quarter. All have been placed successfully on production.

     Meanwhile, drilling continues below 14,000 feet on the Taylor 1-132 Jurassic test, operated by TXCO's partner, Blue Star Oil and Gas Ltd. For additional information on TXCO's recent operations, see its June 30 operations update.

     Commodity prices for the Company's production remained strong during the first six months of 2003. TXCO's average realized price per barrel of oil was $28.38, compared with $22.16 in the prior-year period. The average realized gas price was double the year-ago period at $5.88 per thousand cubic feet (Mcf) versus $2.90 per Mcf. Gross margin per barrel of oil equivalent (oil and gas revenues, less lease operating costs, production taxes and G&A) was $20.09 per barrel, compared to $9.57 per barrel in the first half of 2002.

Reserves Increase

     Proved reserves at mid-year 2003 were up 5 percent from year end and stood at 24.7 billion cubic feet of gas equivalent (Bcfe), as reported by Netherland, Sewell & Associates Inc., TXCO's reserve engineering consultants. The Company's proved crude oil reserves continued to increase. Oil represented 41 percent of TXCO's reserve mix at June 30, compared to 38 percent oil and 62 percent gas at year-end 2002. Company engineers remain confident that TXCO will realize substantial reserve additions from its current exploration and development program with additional production history.

- More -
Private Placement

     TXCO has signed an agreement to privately issue $16 million in Redeemable Preferred Stock and Common Shares. The shares will be purchased by two private investment funds, Kayne Anderson Energy Fund II L.P. and Gryphon Partners L.P. The Company intends to use the proceeds to fund the Company's active drilling program, acquisitions and general corporate purposes. The placement agent for the offering was Dallas-based Energy Capital Solutions, LLC. Terms of the placement include the following:

-	The preferred shares are manditorily redeemed on the sixth anniversary of the issuance date.
-	At TXCO's option, the preferred issue may be redeemed anytime after issuance in whole at 100 percent of the stated amount ($16 million) plus any accrued but unpaid dividends.
-	The dividends for the preferred shares are payable quarterly at 8 percent per year for the first three years and thereafter at 10 percent per year.
-	The investors will receive 2.13 million restricted common shares. TXCO retains a two-year option to repurchase up to 1.07 million of these shares at $6 per share.
-	TXCO will file a shelf registration for the new common shares with the Securities and Exchange Commission prior to the first anniversary of the preferred shares' issuance.
-	The closing of the transaction, which is subject to customary closing conditions, is expected to occur later this month.

     This news release is not an offer to purchase, nor a solicitation of an offer to sell, with respect to any securities. As noted, TXCO will make the requisite filings as regulated by the SEC. All of TXCO's SEC filings may be obtained at no charge from TXCO's web site, www.txco.com, or the SEC web site at www.sec.gov.

Management's Perspective

     Commenting on the second quarter, James E. Sigmon, president and CEO said, "Although the quarter just completed did not meet our expectations for profitability, our active drilling program continues to be successful and is building a foundation for future growth and profitability. We continue to view 2003 as the most promising year in the Company's history.

     "The new preferred stock issue is an important step that will give us the additional capital necessary to continue accelerating the development of our oil and gas reserve base. Our debt-to-asset ratio will remain low in comparison to our peers and we continue to work from a very sound financial structure," Sigmon added.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

- More -

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to future earnings, cash flow, oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarter ended March 31, 2003. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

(Financial Information and Selected Operational Tables Follow)

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2003	December 31, 2002

Assets

Current Assets:
Cash	$ 4,447,098	$ 2,333,688
Accounts receivable, net	6,746,634	5,118,270
Prepaid expenses	666,807	503,176

Total Current Assets	11,860,539	7,955,134

Property and Equipment, net - successful efforts method of accounting for oil and gas properties	54,543,202	39,327,867

Other Assets:
Deferred tax asset	5,232,718	5,232,718
Other assets	511,504	520,600

Total Other Assets	5,744,222	5,753,318

Total Assets	$72,147,963	$53,036,319

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2003	December 31, 2002

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable, trade	$ 8,543,379	$ 3,684,550
Other payables and accrued liabilities	5,666,688	3,187,174
Undistributed revenue	1,511,492	1,894,144
Current portion of long-term debt	1,611,461	1,073,773

Total Current Liabilities	17,333,020	9,839,641

Long-term Liabilities:
Long-term debt, net of current portion	15,554,353	6,143,458
Asset retirement obligation	1,435,800	-

Minority Interest in Consolidated Subsidiaries	102,417	82,846

Stockholders' Equity:
Preferred stock - series A, authorized 10,000,000 shares issued and outstanding -0- shares
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 20,109,516 shares, outstanding 20,009,716 shares	201,095	201,095
Additional paid-in capital	58,234,380	58,216,504
Accumulated deficit	(20,467,095)	(21,201,218)
Less treasury stock, at cost, 99,800 shares	(246,007)	(246,007)

Total Stockholders' Equity	37,722,373	36,970,374

Total Liabilities and Stockholders' Equity	$72,147,963	$53,036,319

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
Three Months Ended	Three Months Ended
	June 30, 2003	June 30, 2002

Revenues
Oil and gas sales	$6,574,218	$3,749,531
Gas gathering operations	3,291,401	151,213
Other operating income	3,150	178,455

	9,868,769	4,079,199

Costs and Expenses
Lease operations	977,967	862,695
Production taxes	434,869	235,641
Exploration expenses	626,570	287,111
Impairment and abandonments	537,075	379,200
Gas gathering operations	3,417,324	106,561
Depreciation, depletion and amortization	2,821,148	1,086,622
General and administrative	854,798	413,541

Total costs and expenses	9,669,751	3,371,371

Income from Operations	199,018	707,828

Other Income (Expense)
Interest income	5,955	16,009
Interest expense	(161,240)	(78,267)

	(155,285)	(62,258)

Income before income taxes, minority interest
and cumulative effect of change in accounting principle	43,733	645,570

Minority interest in income of subsidiaries	15,855	(102,923)

Income before income taxes and cumulative effect of change in
accounting principle	59,588	542,647
Income tax expense	(50,000)	-
Cumulative effect of change in accounting principle, net of tax	-	-

Net Income	$ 9,588	$ 542,647

Earnings Per Share
Basic:
Earnings before cumulative effect of change in
accounting principle	$.00	$.03
Cumulative effect of change in accounting principle	-	-

Net earnings per share	$.00	$.03

Diluted:
Earnings before cumulative effect of change in
accounting principle	$.00	$.03
Cumulative effect of change in accounting principle	-	-

Net earnings per share	$.00	$.03

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Six Months Ended	Six Months Ended
	June 30, 2003	June 30, 2002

Revenues
Oil and gas sales	$12,456,934	$5,568,309
Gas gathering operations	6,499,786	151,213
Other operating income	(78)	269,038

	18,956,642	5,988,560

Costs and Expenses
Lease operations	2,052,316	1,545,970
Production taxes	803,273	361,121
Exploration expenses	1,001,601	582,301
Impairment and abandonments	876,150	742,900
Gas gathering operations	7,014,560	106,561
Depreciation, depletion and amortization	4,494,468	1,868,824
General and administrative	1,630,903	815,560

Total costs and expenses	17,873,271	6,023,237

Income (Loss) from Operations	1,083,371	(34,677)

Other Income (Expense)
Interest income	10,560	21,674
Interest expense	(272,082)	(113,117)

	(261,522)	(91,443)

Income (loss) before income taxes, minority interest
and cumulative effect of change in accounting principle	821,849	(126,120)

Minority interest in income of subsidiaries	36,274	(122,459)

Income (loss) before income taxes and cumulative effect of change in
accounting principle	858,123	(248,579)
Income tax expense	(50,000)	75,000
Cumulative effect of change in accounting principle, net of tax	(74,000)	-

Net Income (Loss)	$ 734,123	$ (173,579)

Earnings (Loss) Per Share
Basic:
Earnings (loss) before cumulative effect of change in
accounting principle	$.04	$(0.01)
Cumulative effect of change in accounting principle	-	-

Net earnings (loss) per share	$.04	$(0.01)

Diluted:
Earnings (loss) before cumulative effect of change in
accounting principle	$.04	$(0.01)
Cumulative effect of change in accounting principle	-	-

Net earnings (loss) per share	$.04	$(0.01)

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six Months Ended	Six Months Ended
	June 30, 2003	June 30, 2002

Operating Activities
Net income (loss)	$ 734,123	$ (173,579)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	4,494,468	1,874,528
Impairment and abandonments	876,150	742,900
Minority interest in income of subsidiaries	(36,274)	122,459
Cumulative effect of change in accounting principle	74,000	-
Changes in operating assets and liabilities:
Receivables	(1,628,364)	(1,119,962)
Prepaid expenses and other	(163,631)	(8,108)
Accounts payable and accrued expenses	6,955,691	571,921

Net cash provided in operating activities	11,306,163	2,010,159

Investing Activities
Development and purchases of oil and gas properties	(18,932,655)	(15,369,554)
Purchase of other equipment	(282,401)	(95,227)
Proceeds from the sale of oil and gas properties	-	200,000
Contributions made by minority interests	55,844	1,200,000
Distributions to minority interests	-	(404,786)

Net cash used in investing activities	(19,159,212)	(14,469,567)

Financing Activities
Issuance of common stock, net of offering costs	-	14,193,398
Proceeds from debt obligations	8,200,000	3,872,411
Proceeds from installment obligations	2,728,082	-
Deferred financing fees	17,876	(52,648)
Payments on debt obligations	(979,499)	(188,970)

Net cash provided in financing activities	9,966,459	17,824,191

Change in Cash and Equivalents	2,113,410	5,364,783

Cash and equivalents at beginning of period	2,333,688	2,019,164

Cash and Equivalents at End of Period	$4,447,098	$7,383,947

THE EXPLORATION COMPANY
SELECTED OPERATING DATA

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Net cash provided (used) in operating activities	$4,965,666	$3,577,326	$11,306,163	$2,010,159

Debt to asset ratio	23.8%	9.3%	23.8%	9.3%

Production

Oil:
Production, in barrels	141,062	64,588	222,171	82,360
Average sales price per barrel	$26.61	$23.25	$28.38	$22.16

Natural Gas:
Production, in Mcf	495,794	638,411	1,047,113	1,289,279
Average sales price per Mcf	$5.69	$3.52	$5.88	$2.90

Equivalent Basis:
Production in Boe	223,694	170,989	396,690	297,240
Average sales price per Boe	$29.39	$21.93	$31.40	$18.73

Production in Mcfe	1,342,166	1,025,939	2,380,139	1,783,439
Average sales price per Mcfe	$4.90	$3.65	$5.23	$3.12

Selected Operating Data
Production volume - oil properties	138,447	58,000	215,169	69,757
Lifting costs-oil (Incl Prod & Sev Tax)	$1,023,176	$357,633	$1,652,454	$550,497
Lifting costs per Barrel	$7.39	$6.17	$7.68	$7.89

Production volume - gas properties	492,537	636,508	1,041,768	1,285,295
Lifting costs-gas (Incl Prod & Sev Tax)	$396,990	$672,440	$1,235,999	$1,243,394
Lifting costs per Mcf	$0.81	$1.06	$1.19	$0.97

Production volume excluding CBM properties	485,432	629,709	1,025,974	1,271,484
Lifting costs excluding CBM activities	$286,196	$504,265	$1,024,885	$934,218
Lifting costs per Mcf excluding CBM activities	$ 0.59	$0.80	$1.00	$ 0.73

Depletion cost per Boe	$12.38	$6.32	$11.08	$6.03

Depletion cost per Mcfe	$2.06	$1.05	$1.85	$1.01